August 17, 2005

Securities and Exchange Commission
Washington, DC 20549


This letter is to represent that there were no disagreements with management as to accounting matters, financial statement disclosures, auditing scope or accounting principles for Organic Soils.com, Inc. This letter covers the work performed by firm as of December 31, 2004 and subsequent to that date, until my dismissal as the auditor.

I have reviewed the filing of the current 8K and have no disagreements with what is contained therein.




/S/ Hawkins Accounting